EXHIBIT 10.1

This FINANCIAL PUBLIC RELATIONS AGREEMENT (“Agreement”) is made and entered into as of July 1, 2015 (the “Effective Date”) by and between Symbid Corp., a Nevada Corporation (“Company”) and Dynasty Wealth, LLC, a Nevada Limited Liability Corporation (“Consultant”).

RECITALS

WHEREAS, the Company and the Consultant desire to enter into a financial public relations agreement; and

WHEREAS, the Company desires to engage Consultant to perform certain financial public relations services for it, and Consultant desires, subject to the terms and conditions of this Agreement, to perform financial public relations services for Company.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND UNDERTAKINGS HEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1.  ENGAGEMENT OF CONSULTANT

Company hereby engages Consultant and Consultant hereby agrees to hold itself available to render, and to render at the request of the Company, independent investor relations advisory and consulting services (the “Services”) for the Company, upon the terms and conditions hereinafter set forth. Such consulting services shall include the development, implementation and maintenance of an on-going stock market support system that increases investor awareness of the company's activities and stimulates investor interest in the Company. The stock market support system shall include a Shareholder Communication System, and Investor Relation System, which will be defined and developed by Consultant. It is understood that Consultant's ability to relate information regarding the Company's activities is directly proportionate to and contingent upon information provided by the Company to the Consultant. Although Consultant will pass along information about the Company or its assets to brokers, institutions and investors, it undertakes no responsibility to independently corroborate any information it receives from the Company (the “Company Directed Information”) or obtains from the Company’s filing with the U.S. Securities and Exchange Commission (the “Company SEC Filings”). Consultant will not pass along any information about the Company other than Company Directed Information, information obtained from the Company SEC Filings or information which has been specifically approved by the Company in writing in furtherance of this Agreement.

2.  SERVICES

During the Initial Term (as defined in Section 3 below) and throughout all extensions thereof, Consultant will specifically complete the following:

2.1  Disseminate Public Information.  Consultant will disseminate public information about the Company, its business and affairs, in the United States of America, to investment professionals and private parties who may have an interest in investing in the Company's securities. Consultant will disseminate public information regarding the Company to its existing database of business associates and to other investment professionals whom Consultant will research and identify based on their potential interest in the Company.

2.2  Communicate with Investment Community.  Consultant will communicate on an ongoing basis with members of the investment community.

2.3  Conduct Conference Calls.  Consultant will conduct periodic conference calls with investors and other investment professionals who may have an interest in the Company.

2.4  Arrange Meetings with Investment Community.  Consultant will identify investor conferences where the Company's management may be invited to attend, and arrange group or individual meetings with portfolio managers, analysts, stockbrokers and other investment professionals in key money center cities.

2.5  Facilitate Research Reports.  Consultant will provide introductions to buy and sell-side research analysts, and financial newsletter writers with the goal of facilitating the production of one or more research reports or financial newsletters on the Company.

2.6  News Releases.  Consultant will review and, where appropriate, make suggestions to modify the Company's proposed news releases. Consultant will distribute Company's news releases if requested.

2.7  Investor Relations.  Consultant will advise the Company regarding best practices that are typical of the Investor Relations profession.

2.8  Public Presentations.  Consultant will review and comment upon the Company's website, PowerPoint presentation, fact sheet and other investor oriented materials.

2.9  Investor Introductions.  Consultant will identify, introduce, communicate with, and interact with potential Company investors with or on behalf of the Company.

3.  TERM

The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue thereafter, subject to earlier termination, through and until August 31, 2018.  The initial term of this Agreement (the “Initial Term”) shall commence as of the Effective Date and shall continue thereafter through and until August 31, 2015. The Agreement may be cancelled in accordance with Paragraph 6 hereof on August 31, 2015; June 1, 2016; June 1, 2017; or June 1, 2018 in the event of the failure to timely achieve the criteria set forth in Paragraph 4 below. This Agreement is not subject to termination by either party during the Initial Term.

4.  COMPENSATION

a)
As Cash Compensation for the Services rendered by the Consultant during the term of this Agreement, as such may be extended, the Company shall pay consulting fees to Consultant of US $10,000 per month due and payable on the last day of each month.  The Company may, in its discretion, elect to pay the monthly consulting fees due under this Paragraph 4. a) either in cash, in a 144 restricted common stock payment equal to $10,000, or in a combination of both forms of payment so long as they total $10,000 in consulting fees. The Company’s determination on which method of payment is utilized is conclusive but shall be communicated at the beginning of each month in which the Services are provided.  Should the Company make such election the shares shall be priced based upon the prior 20 day volume weighted average trading price of the shares at the time of such election.

i)  Notwithstanding the foregoing, the compensation payable by the Company pursuant to this paragraph 4. a) to the Consultant for the Services provided during the Initial Term shall be paid by the Company in the form of 60,000 restricted shares of the Company’s common stock issuable on the Effective Date or as soon thereafter as practicable.

ii)  All of Consultant’s related taxes with respect to such payment for Services shall be borne by Consultant. All Company related taxes and expenses with respect to the issuance of shares shall be borne by the Company.

b)
As Additional Compensation to the Consultant for Services rendered pursuant to this Agreement, the Company shall issue to the Consultant up to one million six hundred thousand (1,600,000) warrants to purchase shares of the Company’s common stock at a price of $0.50 per share. Such warrants shall be issued upon Consultant’s satisfaction of any of the conditions set forth in Paragraphs 4. e) through h) below. The issuance of the warrants is tied to the satisfaction of certain performance metrics involving market capitalization.

All Consultant’s related taxes with respect to the issuance of the warrants shall be borne by Consultant. All Company related taxes and expenses with respect to the issuance of such warrants shall be borne by the Company. The warrants shall be deemed to have been earned by Consultant upon meeting the performance metrics as described in Paragraph 4, and will not be subject to forfeiture in the event that this Agreement is terminated subsequent to the warrants having been earned.

c)
The continuation of the Term of this Agreement and the issuance of all Additional Compensation to be paid to Consultant thereunder shall be based upon the Company achieving the performance metrics as are fully described in each of Paragraphs 4 e), f) and g) and h) below.

i.)
Should at any time during the Term of this Agreement the Company be acquired at a valuation equal to or greater than any of the Market Capitalization performance metrics set forth in any of Paragraphs 4 e), f), g) and h) below, then the Company shall issue to the Consultant the amount of Warrants as called for in such Paragraphs. The terms of this Section shall not apply to an acquisition by the Company.

d)	Expenses incurred by the Consultant on behalf of the Company are reimbursable, provided that, the expense or the activities related to the expense are first approved by the Company in writing.

e)
In the event that the Company has achieved a Market Capitalization (as defined below) of $25 million or more by the end of the Initial Term (the “Initial Term Market Capitalization Metric”), this Agreement shall be automatically extended to June 1, 2016 and 20,000 warrants shall be issued to Consultant. If the Company does not satisfy the Initial Term Market Capitalization Metric, this Agreement shall automatically terminate at the end of the Initial Term.

f)
This Agreement shall be automatically extended from June 1, 2016 until June 1, 2017 and 170,000 warrants shall be issued to Consultant in the event that the Company shall achieve a Market Capitalization of $67.5 million or more during or before the term ending December 31, 2015.

g)
This Agreement shall be automatically extended from June 1, 2017 until June 1, 2018 and 610,000 warrants shall be issued to Consultant in the event that the Company shall achieve a Market Capitalization of $125 million or more during or before the term ending December 31, 2016.

h)
This Agreement shall be automatically extended from June 1, 2018 until August 31, 2018 and 800,000 warrants shall be issued to Consultant in the event that the Company shall achieve a Market Capitalization of $225 million or more during or before the term ending December 31, 2017.

i)
All warrants shall expire 5 years after the Effective Date and shall be non-callable. The Company shall provide piggyback registration rights commencing December 31, 2015 on all shares underlying the warrants issued pursuant to this Agreement. In the event that the Company is acquired by a third-party during the term of this Agreement for a valuation at least higher than $20,000,000, any warrants earned or to be earned by Consultant at the time of the acquisition shall become exercisable via a cashless exercise. All warrants shall be represented by warrant certificates. All of Consultant’s related taxes with respect to the Additional Compensation payments for shall be borne by Consultant. All Company related taxes and expenses with respect to the issuance of the Warrants pursuant to the Additional Compensation payments shall be borne by the Company.

j)
Market Capitalization of the Company is defined for the purposes of this Agreement to be the prior thirty calendar day average daily weighted average price of the common stock multiplied by the fully diluted number of shares outstanding, including all instruments convertible into common stock at or below a strike price equal to the prior thirty calendar day average daily price of the common stock.  The relevant Market Capitalization objective needs to be achieved for a minimum average of 30 calendar days at any time during the Term of the Agreement.

5.  INDEPENDENT CONTRACTOR

It is expressly agreed that the Consultant is acting as an independent contractor in performing its services hereunder. Company shall carry no workmen's compensation insurance or any health or accident insurance to cover Consultant. Company shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits, which might be expected in an employer-employee relationship.

6.  TERMINATION

Unless extended by both Parties in writing, this Agreement will automatically terminate in the event that the Consultant does not timely meet the performance requirements described in Paragraph 4 e), Paragraph 4 f), Paragraph 4 g) or Paragraph 4 h). In the event the Agreement is terminated, Consultant shall cease rendering Services to Company as of the effective date of termination, and Company shall pay Consultant to the extent not previously paid, any cash fees for the Services performed through the date of termination and any Additional Compensation Fees that have been earned pursuant to the achievement of the Performance Metrics prior to the date of termination.  The Company shall also pay any previously-approved expenses through the effective date of termination.

In the event of any such termination, the parties shall have no further obligations to one another by way of compensation or otherwise, except as described herein.

7.  INDEMNIFICATION

The Company will defend Consultant against any third party claim (the “Claim”) that  Consultant has provided such third party with incorrect information about the Company but only to the extent that the information provided by Consultant was provided in accordance with Section 1 hereof, and indemnify Consultant from the resulting costs and damages awarded against Consultant to  the  third  party making such Claim, by a court of competent jurisdiction or regulatory agency or agreed to in settlement by Company; provided that Consultant: (i) notifies Company promptly in writing of such Claim, (ii) grants Company sole control over the defense and settlement thereof, and (iii) reasonably cooperates in response to a Company request for assistance.  Company will have the exclusive right to defend any such Claim and make settlements thereof at its own discretion, and Consultant may not settle or compromise such Claim, except with prior written consent of Company.

The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which result from any compromise or settlement not approved by the Company or which are determined to have resulted solely from the fraud, willful misconduct or gross negligence of Consultant. The Company also agrees that Consultant shall have no liability to the Company for or in connection with this engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company, which are determined to have resulted solely from the fraud, willful misconduct or gross negligence of Consultant. The foregoing agreement shall be in addition to any rights that any party may have at common law or otherwise, including without limitation any right to contribution.

8.  GENERAL PROVISIONS

8.1           Governing Law and Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Each of the Parties hereto also consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transactions and activities contemplated hereby

8.2   Arbitration.

a)
Except with regard to Paragraph 8.1 hereof and any other matters that are not a proper subject of arbitration, all disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Agreement or any portion thereof, or in any manner arising out of this Agreement or the performance thereof, shall be submitted to binding arbitration, in accordance with the rules of the American Arbitration Association. The arbitration proceeding shall take place at a mutually agreeable location in New York, New York or such other location as agreed to by the parties.

b)
The award rendered by the arbitrator shall be final, binding and conclusive, shall be specifically enforceable, and judgment may be entered upon it in accordance with applicable law in the appropriate court in the State of New York, with no right of appeal therefrom.

c)
Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrator and the arbitration proceeding shall be equally shared; provided, however, that, if, in  the opinion of the arbitrator (or a majority of the arbitrators if more than one), any claim or defense  was unreasonable, the arbitrator(s) may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator(s) and the arbitration proceeding against the party raising such unreasonable claim or defense; provided, further, that, if the arbitration proceeding relates to the issue of Cause for termination of   employment, (a) if, in the opinion of a majority of the arbitrators, Cause existed, the arbitrator(s) shall assess, as part of their award, all of the arbitration expenses of the Company (including reasonable attorneys' fees) and of the arbitrator(s) and the arbitration proceeding against the Employee or (b) if, in the opinion of a majority of the arbitrator(s), Cause did not exist, the  arbitrator(s) shall assess, as part of their award, all of the arbitration expenses of the Employee (including reasonable attorneys' fees) and of the arbitrator(s) and the arbitration proceeding against the Company.

8.3           Attorney's Fees.  In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorney's fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute a lawsuit.

8.4           Unenforceable Terms.  Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall adhere to such jurisdiction only be ineffective without affecting any other provision if this Agreement. To the full extent, however, that such applicable law may by waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Patties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

8.5           Execution in Counterparts.  This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Patties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

9.  NOTICES

Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by recognized delivery service, telegraphed, telexed, sent by facsimile transmission (provided acknowledgement of receipt thereof is delivered to the sender) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or by recognized delivery service, telegraphed, telexed, and sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails as follows:

If to Consultant, to:

Dynasty Wealth, LLC.
Attn: David Markowski
2755 East Oakland Park Blvd.
Suite 290
Fort Lauderdale FL 33305
754-200-5119

If to Company, to:

Symbid Corp.
Attn:  Korstiaan Zandvliet
Marconistraat 16
3029 AK Rotterdam, The Netherlands
+31 6 24233773

Or such address as any of the above shall have specified by written notice hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first herein above written.

SYMBID CORP.		DYNASTY WEALTH, LLC

By:	/s/ Korstiaan Zandvliet	By:	/s/ David Markowski
Name: Korstiaan Zandvliet		Name: David Markowski
Title: Chief Executive Officer		Title: Manager